Exhibit 24.1

POWER OF ATTORNEY

The undersigned hereby authorizes and designates each of Leslie T. Lederer, Michele T. Klebuc-Simes, James Briseno and Gina L. Cunningham (the “Attorneys”) as his or her fully authorized attorney for the purpose of signing and filing on behalf of the undersigned all forms which are permitted or required to be filed pursuant to Section 16 of the Securities Exchange Act of 1934 (the “forms”) concerning the undersigned’s interest in securities of IPSCO Inc. (“IPSCO”) and/or the undersigned’s status with respect to IPSCO.  This Power of Attorney authorizes each of the Attorneys to sign and file the Forms on behalf of the undersigned from the date hereof until the undersigned ceases to be subject to Section 16 of the Securities Exchange Act of 1934 by virtue of having been a director or officer of IPSCO.

December 14, 2005	/s/ Gordon G. Thiessen
DATE OF EXECUTION